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NAME OF REGISTRANT:
Franklin Tax-Free Trust
File No. 811-04149





                      FRANKLIN TAX-FREE TRUST
                      MINUTES OF THE MEETING
                     OF THE BOARD OF TRUSTEES

                         October 17, 2005



The Trustees were informed that management was considering the creation of a fourth class of shares of the Franklin High Yield Tax-Free Income Fund series of the Trust (the "Fund"). The additional class ("Advisor Class") would be sold initially to and redeemed by
certain  qualified  investors  at  net  asset  value  without   the
imposition of any front-end or deferred sales charge, or redemption
fee.   In  addition, Advisor Class shares would not be  subject  to distribution fees under a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended
("12b-1  Plan").   The Board also considered an  amendment  to  the
Multiple Class Plan previously adopted by the Trust for the Fund pursuant to Rule 18f-3 under the 1940 Act. The amended Multiple Class Plan reflects the creation of the Advisor Class shares and describes the attributes of the Advisor Class shares and the existing classes of shares of the Fund, as well as the respective sales and/or distribution fees and voting, conversion, exchange and other rights of such classes. In accordance with Rule 18f-3, the Board must determine that the amended plan, including the expense allocation, is in the best interests of each class of the Fund, of
each  series  of  the  Trust  and the  Trust  as  a  whole.   After
discussion,   upon  motion  duly  made,  seconded  and  unanimously
carried, and with the unanimous approval of the independent Trustees present and voting separately at the meeting, it was determined that:

     WHEREAS, the Board of Trustees of the Trust has considered the information presented by Franklin/Templeton Distributors, Inc. relating to the establishment of Advisor Class shares to be offered and sold, and in the exercise of reasonable business judgment, has concluded that it is in the best interest of the Trust to establish a new class of shares of the Franklin High Yield Tax-Free Income Fund (the "Fund"); and

     WHEREAS, the Board previously adopted a Multiple Class Distribution System for the Trust, pursuant to which the series of the Trust may offer and sell shares of different classes of such series with varying distribution related charges and other specified expenses; and

     WHEREAS, the Amended Agreement and Declaration of Trust of the Trust permits the Board to designate additional series or classes of shares of the Trust, without being required to obtain shareholder approval;

     NOW, THEREFORE, IT IS RESOLVED, that a fourth class of shares of beneficial interest in the Fund is hereby established and designated as "Franklin High Yield Tax-Free Income Fund - Advisor Class" shares (the "Advisor Class shares"), as distinguished from the currently authorized shares of the Fund, which shall heretofore be referred to as "Advisor Class" shares, and an unlimited number of shares are hereby classified and allocated to such Advisor Class shares of the Fund; and

     FURTHER RESOLVED, that each Advisor Class share of the Fund shall represent a proportionate interest in the same portfolio of investments as the shares of the existing classes of the Fund, and shall have the rights, preferences, privileges, and limitations as set forth in the governing instrument of the Trust, except that: (1) dividends and distributions paid to holders of Advisor Class shares of the Fund shall not reflect reductions for payments of fees under any 12b-1 Plan with respect to any other class of shares of the Fund; and (2) only the holders of Advisor Class shares shall be entitled to vote upon or with respect to any matter submitted to a vote of shareholders that affects only holders of Advisor Class shares, and such Advisor Class shareholders will not be entitled to vote with respect to matters relating solely to other classes of shares of the Fund, including matters relating to 12b-1 Plans for such other classes; and

     FURTHER RESOLVED, that the Board of Trustees hereby determines that the Multiple Class Plan, in the form presented, is in the best interests of each class of the Fund, of each series of the Trust, and of the Trust as a whole, and consequently, hereby approves and accepts such Multiple Class Plan in the form presented, with such changes as the proper officers of the Trust may authorize; and

     FURTHER RESOLVED, that the proper officers are hereby authorized to take such further actions as may be necessary to implement the above resolutions relating to the Multiple Class Plan, including the filing of the Multiple Class Plan, as amended, as an exhibit to the Trust's Registration Statement on Form N-1A; and

     FURTHER RESOLVED, that the proper officers of the Trust are authorized and directed to prepare and file with the SEC one or more post-effective amendments to the Trust's Registration Statement on Form N-1A to provide for the public offering of the Advisor Class shares, the public offering thereof in accordance with the provisions of such registration statement and the issuance and sale of Franklin High Yield Tax-Free Income Fund - Advisor Class shares is hereby approved, and the appropriate officers of the Trust are hereby authorized and directed to take such actions as they may deem advisable in furtherance of such public offering; and

     FURTHER RESOLVED, that when issued and paid for in accordance with the foregoing resolution, such Advisor
     Class shares shall be validly issued, fully paid and non-assessable beneficial shares of the Fund; and

     FURTHER RESOLVED, that the Board acknowledges that the Trust's current Distribution Agreement with Franklin/Templeton Distributors, Inc. contemplates the distribution of multiple series of shares as well as classes of shares such as the Advisor Class shares, and shall govern the distribution of Advisor Class shares; and

     FURTHER RESOLVED, that it is desirable and in the best interest of this Trust that its shares be qualified or registered for sale in various states and countries; that the President, any Vice President or any Assistant Vice President and the Secretary or any Assistant Secretary hereby are authorized to determine the states and foreign countries, if any, in which appropriate action shall be taken to qualify or register for sale all or such part of the shares of this Trust, including Franklin High Yield Tax-Free Income Fund - Advisor Class shares, as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of this Trust any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states and foreign countries, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such papers or documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefore from this Trust and the approval and ratification by this Trust of the papers and documents so executed and the action so taken; and

     FURTHER RESOLVED, that the proper officers of the Trust are hereby authorized to take such additional actions necessary to implement the above resolutions.





                                   /s/Steven J. Gray____________
                                      Steven J. Gray
                                       Secretary